EXHIBIT 23.1

Consent of Independent Auditors
The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-174742, No. 333-175002, No.333-175559, and No. 333-184752) on Form S-3, the registration statements (No. 333-164928 and No. 333-164928) on Form S-8, the registration statement (No. 333-164926) on Form S-1/A and the registration statement (No. 333-186690) on Form S-4 of Kennedy-Wilson Holdings, Inc. (a) of our report dated November 1, 2013, with respect to the Statements of Revenues and Certain Expenses of 433 Buena Vista for the years ended December 31, 2012 and 2011 and for the eight months ended December 31, 2010 and the related notes, (b) of our report dated November 1, 2013, with respect to the Statement of Revenues and Certain Expenses of 2260 Foothill Drive for the year ended December 31, 2012 and the related notes, (c) of our report dated November 1, 2013, with respect to the Statement of Revenues and Certain Expenses of 5161 Lankershim Boulevard for the year ended December 31, 2012 and the related notes, (d) of our report dated November 1, 2013, with respect to the Statement of Revenues and Certain Expenses of 1201 and 1235 Radio Road for the year ended December 31, 2012 and the related notes, (e) of our report dated November 1, 2013, with respect to the Statement of Revenues and Certain Expenses of 655 Tennyson Road for the year ended December 31, 2012 and the related notes, (f) of our report dated November 1, 2013, with respect to the Statement of Revenues and Certain Expenses of 150 and 151 El Camino for the year ended December 31, 2012 and the related notes which reports appear in this Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. dated November 1, 2013.

/s/ KPMG, LLP
Los Angeles, California
November 1, 2013